Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is being entered into between American Public University System (the "University") and Dale Young, the undersigned. For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the University and I (sometimes hereafter referred to as the "Parties") agree as follows:

1.        Separation and Payment.

(a)       I performed my regular duties with the University through October 26, 2012 and will be paid my base salary through Friday, January 4, 2013 (the "Separation Date"), on which date my employment with the University ended. The Parties agree that my separation shall be treated as a resignation. After October 26, 2012, I will not be obligated to perform any day-to-day services other than those identified in Section 6: Transition Assistance. There will be no restrictions on my consulting to other organizations following October 26, 2012 through June 30, 2013.

(b)       I shall be paid at my current base salary rate through January 4, 2013. I shall be paid my 4th Quarter, 2012 additional compensation in the 1St Quarter of 2013. I am not eligible for and shall not receive any other 2012 year end compensation.

(c)       As consideration for my entering into this Agreement, the University agrees to enter into a separate consulting agreement, to be mutually agreed upon by the Parties, whereby I will be engaged to provide certain consulting services, and which, among other terms and conditions, shall (i) have a term from January 1, 2013 through June 30, 2013, and (ii) provide for payment of a monthly retainer fee of $28,000.00 per month for the six months ending June 30, 2013. The first payment (January) will be advanced and paid in December 2012.

(d)      As of the Separation Date, I shall not be eligible and am not eligible to participate in the University vacation, sick, Flexible Spending Account (FSA), retirement, life insurance and disability insurance benefits plans. My health, dental and vision insurance coverage (if applicable) will continue through the last day of the separation month, except to any extent provided by applicable law.

(e)      Once all of the payments referred to in this paragraph 1 of this Agreement have been made, I shall have been paid all compensation due and owing to me under this Agreement and under any contract I have or may have had with the University or from any other source of entitlement, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, leave, severance pay or other benefits. I further acknowledge and agree that the payments referred to in this paragraph 1, in addition to compensating me fully for time worked and services rendered through the end of my employment, include consideration for my promises contained in this Agreement, and that such consideration is above and beyond any wages, salary, or other sums to which I am entitled from the University under the terms of my employment or under any other contract or law.

2.        General Release. On behalf of myself and my agents, heirs, executors, administrators, successors and assigns, I hereby release and forever discharge the University, and any and all of the affiliates, officers, directors, employees, agents, counsel, and successors and assigns of the University, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of my execution of the Agreement, which I have or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis. including without limitation any and all claims arising from or relating to my employment or the termination of my employment and any and all claims relating to any employment agreement, any employment statute or regulation, or any employment discrimination law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Equal Pay Act of 1963, and the Age Discrimination in Employment Act, all as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Family and Medical Leave Act, the Fair Labor Standards Act, and the Employee Retirement Income Security Act of 1974, all as amended. I agree, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages and asserting any claims that are lawfully released in this paragraph. 1 further hereby irrevocably and unconditionally waive any and all rights to recover any relief and damages concerning the claims that are lawfully released in this paragraph. I represent and warrant that I have not previously filed or joined in any such claims against the University or any of its affiliates, and that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer. I HEREBY ACKNOWLEDGE AND AGREE THAT THIS RELEASE IS A GENERAL RELEASE AND THAT BY SIGNING THIS AGREEMENT, I AM SIGNING AND AGREEING TO THIS RELEASE.

3.        No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

4.        Proprietary and/or Confidential Information. I agree that any sensitive, proprietary or confidential information or data relating to the University or any of its affiliates, including without limitation trade secrets, customer lists, customer contacts, customer relationships, the University's financial data, long range or short range plans, and other data and information of a competition-sensitive nature, or any confidential or proprietary information of others licensed to the University, that I acquired while an employee of the University shall not be disclosed or used for my own purposes or in a manner detrimental to the University's interests.

5.        Noninterference with Business. For a period of one (1) year following the signed agreement date, I agree that I (either alone or in association with others) shall not solicit, facilitate, assist or induce any employee, independent contractor, vendor, supplier or customer of the University or its affiliates to terminate, breach or leave an employment, contractual or other relationship with the University or any of its affiliates.

6.        Return of Information and Property. I agree to return to the University all property and supplies belonging to the University and the originals and all copies of all files, materials, or documents relating to the University's business. The property must be returned no later than January 4, 2013, to Tracy Woods at 661 S. George St. Charles Town, WV 25414.

7.        Transition Assistance. I agree to reasonably cooperate with and provide information to the University to assist in the transition process through January 4, 2013. Additionally, I agree to help with any transition issues or offer historical Information Technology perspectives during the tenure of my consulting agreement with APUS.

8.        Non-Disclosure of This Agreement. I agree that from and after the date and time of my receipt of this Agreement, I will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, except (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the University; (ii) to my attorneys as may be necessary to secure advice concerning this Agreement; (iii) to my tax advisors as may be necessary for the preparation of tax returns or other reports required by law; or (iv) to members of my immediate family. I agree that prior to disclosing such information under parts (ii), (iii) or (iv) of this paragraph, I will inform the recipients that they are bound by the limitations of this paragraph, and subsequent disclosure of such information by any such recipients shall be deemed to be a disclosure by me in breach of this Agreement. The Parties mutually agree that they will not make any disparaging statements regarding the University, its affiliates, its business, or its employees, agents, officers or directors and the University, its affiliates, and its employees, agents, officers and directors will not make any disparaging remarks about me (Mr. Young).

9.        References. I agree to direct all prospective employers/clients and others seeking references regarding my employment to Pete Gibbons, SVP/CAO. The references will identify the position held and term of employment and any reference provided will not be negative.

10.      Breach or Violation. I agree that in the event of any violation of the provisions of this Agreement, in addition to any damages allowed by law, the University shall be entitled to injunctive relief.

11.      Modification; Severability. The Parties agree that if a Court of competent jurisdiction finds that any term of this Agreement is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed or modified in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a Court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the University, wholly unenforceable covenants shall be deemed eliminated from the Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

12.      Certain Representations. The Parties represent and acknowledge that in executing this Agreement such party does not rely and has not relied upon any representation or statement made by the other party or the other party's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

13.      Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both Parties hereto.

14.      Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by either party without the prior written consent of the other party.

15.      Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

16.      Waiver. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

17.      Further Assurances. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

18.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of West Virginia (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The parties consent to the exclusive jurisdiction of the courts of the State of Maryland to resolve any disputes regarding or arising from this Agreement, or the transaction between the parties.

19.      Acknowledgment. With respect to the general release in Paragraph 2, I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended. I acknowledge that I have read and understand the foregoing Agreement and execute it voluntarily and without coercion. I further acknowledge that I have had full opportunity to consult with an attorney prior to executing this Agreement, and that I have been advised in writing herein to do so. If you need assistance in attaining an attorney, you can contact the West Virginia Bar Association at 304.558.2456. In addition, I have been given twenty-one (21) days to consider, execute, and deliver this Agreement to the University, unless I voluntarily choose to execute this Agreement before the end of the 21-day period. I understand that I have seven (7) days following my execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by the University no later than the end of the seventh calendar day after the date by which I signed this Agreement. I expressly agree that, in the event I revoke this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever, and I shall not be entitled to any of the payments described in Paragraph 1 (c) or other commitments made by the University in this Agreement. If I do not revoke this Agreement, I understand and agree that it will become fully enforceable immediately after the seven-day revocation period has expired. The parties recognize that I may elect to sign this Agreement prior to the expiration of the 21-day consideration period specified herein, and I agree that if I elect to do so, such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Dale Young	American Public University System

/s/ Dale Young	/s/ Peter Gibbons
By: Dale Young	By: Peter Gibbons, SVP, CAO

Date: October 25, 2012